EXHIBIT 99.1    PRESS RELEASE

PAID Inc. Appoints Austin Lewis CEO, Chairman; James O’Neil to Board

Boston, MA – August 2, 2012 – PAID Inc.’s (OTCBB: PAYD) Board of Directors today announced that it has added Austin Lewis and James P. O’Neil to the Board of Directors, effective August 1, 2012. Additionally, the Board of Directors appointed Austin Lewis as the new CEO and Chairman of the Board of Directors of PAID Inc. to replace PAID Inc. co-founder Greg Rotman in those roles.

To facilitate PAID’s long-term strategic plan and corporate growth, Greg Rotman has resigned as CEO and Chairman. Due to Greg Rotman’s desire for a reduced role to address personal health issues and the Board’s and shareholders’ desire to intensely focus on accelerating PAID’s move to the next level, the Board decided to execute the transition to a new CEO now. Rotman will remain on the Board and continue in a consulting role with PAID.

Austin Lewis currently is the CEO of Lewis Asset Management Corp., an investment management company headquartered in New York City, which he founded in 2004. Lewis has an excellent understanding of public markets and how to extract value in underfollowed special situations, coupled with tremendous relationships and access to financial resources that can benefit the Company.

“Austin has a long history of analyzing and evaluating companies and understands how to extract optimal value as evidenced by his turnarounds of previously unprofitable companies,” stated Andrew Pilaro, PAID Inc. Board Member. “As a long-term major shareholder, he understands the opportunities and challenges facing the Company and is extremely well-equipped to help PAID address each of them to improve shareholder value.”

Lewis stated that he will focus on defining and achieving the following goals:

1.	Completing the separation of the intellectual property (IP) and celebrity services businesses;

2.	Working with legal counsel to maximize the value of PAID’s IP for shareholders; and

3.	Identifying how to grow the celebrity services business to generate operating cash and consistent profitability without dilution to shareholders.

“PAID is at a critical juncture in its intellectual property (IP) monetization and expansion of its celebrity services business. I believe that my executive management and financial markets experience will help streamline PAID’s efforts in these areas,” stated Lewis. “As PAID progresses with the proposed spinoff that will enable it to progress to the next steps with both businesses, I look forward to expediting the spinoff process, monetizing the IP, achieving profitability and strategically positioning both companies within the investment community and their respective business sectors.”
From 2003 to 2004, Lewis was employed at Puglisi & Company, a New York based broker-dealer, where he served as a registered representative and managed individual client accounts, conducted due diligence for investment banking activities and managed his own personal account. In 2002, Lewis co-founded Thompson Davis & Company, Inc., a registered broker-dealer headquartered in Richmond, Virginia. From 1998 to 2002, Lewis was employed by Branch Cabell and Company, Inc. in Richmond, Va., and then by Tucker Anthony Inc. after it acquired Branch Cabell in November 2000. Lewis served as a Vice President for Tucker Anthony and subsequently RBC Dain Rauscher, Inc., which acquired Tucker Anthony in August of 2001.
James O’Neil joins Board
“James O’Neil is a welcome addition to PAID’s Board and brings an extensive quality management and leadership skill set,” remarked Richard Rotman, PAID COO and co-founder. “He has a successful track record of leading companies through growth, coupled with a wide breadth of experience as a sales, leadership and management consultant, making him well suited to help navigate PAID through its current challenges and opportunities.”

O'Neil, President of Impact Skill Sets, Inc., consults, trains and lectures throughout the world on sales, leadership, and management issues. O'Neil has coached and trained over 48,000 people in his programs since 2001. He is the past CEO and president of ITS Intertek Services, an award-winning quality management service provider with locations throughout the U.S. and eight countries. Prior to this, O'Neil founded National Quality Assurance, USA, one of the leading ISO 9000 certification companies in the USA.  NQA, USA is presently servicing a certified client base of over 3000 companies throughout the USA, Mexico, and Canada. He has provided sales, management consulting and strategic planning services for over 20 years to such distinguished companies as General Electric, EMC, United Airlines and UPS.
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About PAID Inc.:
PAID Inc. is a one-stop brand management and marketing resource to music, entertainment and sports personalities and organizations, and offers AuctionInc™ online shipping calculation and shopping cart software employing its patented technology to streamline ecommerce. Known for quality and customer service, PAID offers turnkey online, mobile, social media and traditional marketing campaigns, as well as award-winning video & film production, VIP ticketing, web site design, merchandising, ecommerce and fan community management programs. More details are available at www.paid.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995:
Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the markets, the effect and possibility of a spinoff, the successful monetization of the patent, variations in the company's cash flow, competition, celebrity programs, business development efforts, technology availability and cost of materials and other risk factors. Factors that could cause actual results to differ materially are discussed in the Company's most recent filings with the Securities and Exchange Commission.

CONTACTS: For PAID Inc.: Julie Shepherd, Accentuate PR, +1.815.479.1833, Julie@AccentuatePR.com